UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

Translate Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38550	61-1807780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 Hartwell Avenue Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 945-7361

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry Into a Material Definitive Agreement.

On March 26, 2020, Translate Bio MA, Inc. (the “Company”), a wholly owned subsidiary of Translate Bio, Inc. (“Translate Bio”), entered into a First Amendment to Collaboration and License Agreement (the “Amendment”) with Sanofi Pasteur, Inc. (“Sanofi”), which amended that certain Collaboration and License Agreement entered into between the parties as of June 8, 2018 (the “Agreement”). Pursuant to the Agreement, the parties agreed to develop a mRNA vaccine platform and mRNA vaccines for up to five infectious disease pathogens (the “Licensed Fields”). The Amendment amends the Agreement to include vaccines against SARS-CoV-2 as an additional Licensed Field, increasing the number of Licensed Fields to up to six. The aim of the Amendment is to help address the SARS-CoV-2 pandemic.

Pursuant to the Amendment, the parties agreed that no upfront fee is payable by Sanofi to the Company with respect to the addition of SARS-CoV-2 as a Licensed Field. The parties also agreed that certain provisions of the Agreement, including provisions related to milestone payments, royalties and royalty reductions, shall not apply to vaccine products for the prevention, treatment or cure of SARS-CoV-2 that are purchased by a governmental authority while SARS-CoV-2 is a declared pandemic. The parties agreed to negotiate in good faith the royalty terms applicable to such products, which terms shall reflect the economic conditions applicable to commercializing such products and shall not exceed the royalty terms for the existing Licensed Fields.

In the event that the parties are unable to mutually agree on terms relating to the conduct of clinical development and commercialization of a product related to SARS-CoV-2, or if Sanofi is in breach of its material obligations with respect to SARS-CoV-2, the Company has the right to terminate and revoke the license granted to Sanofi with respect to SARS-CoV-2 with sixty (60) days written notice, and SARS-CoV-2 shall cease to be a Licensed Field under the Agreement. Upon any such termination and revocation by the Company, the parties have agreed to negotiate in good faith a termination agreement with respect to the Company’s use of any technology arising from the collaboration that is owned by Sanofi or jointly-owned by the parties, that is necessary or useful to the further development or commercialization of a product directed to SARS-CoV-2.

Pursuant to the Amendment, the parties have agreed to a collaboration budget covering the costs of the initial collaboration activities, which will consist of discovery and pre-clinical research. The parties agreed to enter into an additional amendment related to activities directed to clinical development or commercialization of a product related to SARS-CoV-2, which could include the applicable royalty terms.

Pursuant to the Amendment, the Company granted to Sanofi exclusive, worldwide licenses to certain intellectual property rights of the Company, to develop, commercialize and manufacture mRNA vaccines against SARS-CoV-2. Sanofi granted to the Company non-exclusive, sublicenseable licenses under certain patent rights claiming certain improvements or technology arising from the SARS-CoV-2 collaboration. The terms of such licenses are identical to those granted in other Licensed Fields in the Agreement, provided that the economic terms and responsibilities for clinical development and commercialization are subject to the parties’ mutual agreement and the Agreement’s further amendment.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which Translate Bio intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2020.

Item 8.01 Other Events.

On March 27, 2020, Translate Bio issued a press release announcing the Amendment.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 27, 2020 entitled “Sanofi and Translate Bio to collaborate and develop novel mRNA vaccine candidate against COVID-19”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSLATE BIO, INC.

Date: March 27, 2020	By:	/s/ Paul Burgess
Paul Burgess
Chief Operating Officer, Chief Legal Officer and Secretary